Exhibit 10.39
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT
DATED EFFECTIVE AS OF APRIL 9, 2005, BETWEEN
GROUP 1 AUTOMOTIVE, INC. AND EARL J. HESTERBERG
     THIS FIRST AMENDMENT (the “First Amendment”) to the Employment Agreement dated effective as of April 9, 2005, between Group 1 Automotive, Inc., and Earl J. Hesterberg (the “Employment Agreement”), is entered into, effective as of November 8, 2007, by and between Group 1 Automotive, Inc., a Delaware corporation (the “Employer”), and Earl J. Hesterberg (the “Employee”).
RECITALS
     WHEREAS, the Employer and the Employee desire to amend the Employment Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Employer and the Employee desire all severance amounts payable pursuant to the Employment Agreement to be paid in a lump sum to the Employee;
     WHEREAS, the Employer and the Employee desire all severance amounts payable pursuant to the Employment Agreement to be delayed for six months following the termination of the employment relationship; and
     WHEREAS, any capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Employment Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
     1. Section 2.3 of the Employment Agreement shall be amended and restated in its entirety as follows:
Employee’s bonus for the first twelve (12) months of the Term shall be $1,000,000 earned and payable on the first anniversary of the Start Date if Employee is then employed by the Employer and shall be in lieu of participation in Employer’s Annual Incentive Compensation Program. Employee’s bonus for the second twelve (12) months of the Term shall be at least $510,000 (of which $350,000 shall be payable following the end of Employer’s 2006 fiscal year and the remainder of which will be payable following Employer’s 2007 fiscal year, provided that Employee is employed by the Employer at the time of each individual scheduled payment) in accordance with Employer’s Annual Incentive Compensation Program. All subsequent bonus awards shall be determined by the compensation committee of the Board (the “Compensation Committee”) in its sole discretion in accordance with the terms of Employer’s Annual Incentive Compensation Program, and any subsequent payments made pursuant to the Annual Incentive Compensation Program shall be made on or before March 15th of the year following the year in which the services giving rise to such bonus award were performed.
     2. Section 2.6 of the Employment Agreement shall be amended and restated in its entirety as follows:
Employee shall be entitled to incur, and be reimbursed for, all reasonable out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Employer. Employer shall reimburse Employee for such expenses, in accordance with Employer’s policies regarding reimbursement of expenses (which Employer’s reimbursement policies will comply with Treasury Regulation § 1.409A-3(i)(1)(iv)), subject to the Employee presenting appropriate supporting documents regarding such expenses as required by Employer’s policies.
     3. Section 3.5 of the Employment Agreement shall be amended and restated in its entirety as follows:
Upon an Involuntary Termination of the employment relationship during the Term by Employer pursuant to Section 3.2(ii), or by Employee pursuant to Section 3.3(i), Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to receive a payment in an amount equal to Employee’s base salary determined pursuant to Section 2.1 and in effect immediately prior to the Involuntary Termination, divided by twelve (12) and multiplied by the lesser of (i) twenty-four (24) months or (ii) the number of months remaining in the Term, payable in a single lump sum payment on the first day of the seventh month following the Employee’s “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)) with the Employer (“Separation from Service”), but Employee shall not be entitled to any bonuses with respect to the operations of Employer, its subsidiaries and/or affiliates for the calendar year in which Employee’s employment with Employer is terminated.
Upon an Involuntary Termination of the employment relationship by Employee pursuant to Section 3.3(ii), Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to receive in a single lump sum payment on the first day of the seventh month following the Employee’s Separation from Service, a payment in an amount equal to Employee’s base salary determined pursuant to Section 2.1 and in effect immediately prior to the Involuntary Termination, divided by twelve (12) and multiplied by the lesser of (i) twenty-four (24) months or (ii) the number of months remaining in the Term. In the event of an Involuntary Termination pursuant to Sections 3.2(ii), 3.3(i) or 3.3(ii), all Restricted Stock and stock options granted to Employee under Section 2.4 shall, subject to the conditions stated in Section 2.4.4, become 100% vested, the exercise of which shall continue to be permitted as if Employee’s employment had continued for the full Term of this Agreement, but Employee shall not be entitled to any bonuses with respect to the operations of Employer, its subsidiaries and/or affiliates for the calendar year in which Employee’s employment with Employer is terminated. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. As noted in Section 2.4.4, the rights and liabilities of Employer and Employee regarding entitlement to continuation of all such compensation and vesting of all such Restricted Stock and stock options, shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth in Sections 5 and 6 of this Agreement and to the enforceability of such covenants stated therein.
If it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by the Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employer shall pay to the Employee an amount equal to the Excise Tax within the first sixty (60) days of the calendar year in which the Employee will file his Federal income tax return for the payment or distribution giving rise to such Excise Tax; provided, Employer shall not be required to pay taxes that result from such Excise Tax payment. Employee’s rights and remedies under this Section 3.5 shall be Employee’s sole and exclusive rights and remedies against Employer or its subsidiaries or affiliates concerning Employee’s employment and termination from Employer, and Employer’s and its subsidiaries’ and affiliates’ sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship or concerning Employee’s employment and termination from Employer.
     4. Section 3.9 of the Employment Agreement shall be amended and restated in its entirety as follows:
In all cases, the compensation and benefits payable to Employee under this Agreement upon Separation from Service shall be reduced and offset by any amounts to which Employee may otherwise be entitled under any and all severance plans (excluding any pension, retirement and profit sharing plans of Employer that may be in effect from time to time) or policies of Employer or its subsidiaries or affiliates or any successor to all or a portion of the business or assets of Employer (“Other Severance”); provided, however, in the event this Section 3.9 would result in a substitution for a payment of deferred compensation otherwise payable pursuant to this Agreement within the meaning of Treasury Regulation § 1.409A-3(f) and an impermissible change in the timing of the payment of deferred compensation pursuant to § 409A of the Code and the guidance promulgated pursuant thereto, then no amounts payable pursuant to this

Agreement will be reduced and instead such Other Severance to which the Employee would be entitled shall be forfeited.
     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date set forth below, to be effective as of the first date written above.

THE EMPLOYER: GROUP 1 AUTOMOTIVE, INC.
By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President & General Counsel
	Date:	November 8, 2007

EMPLOYEE:
By:	/s/ Earl J. Hesterberg
	Name:	Earl J. Hesterberg, Individually
	Date:	November 8, 2007